RITE AID CORPORATION


                             GUARANTY AGREEMENT
                --------------------------------------------

                --------------------------------------------

                       DATED AS OF SEPTEMBER 30, 1996



    RE: $79,560,908.91 7.30% SENIOR SECURED NOTES DUE FEBRUARY 28, 2002

                                 ISSUED BY:

                                FINCO, INC.





                             TABLE OF CONTENTS
                       (Not a Part of the Agreement)
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                                                                                                 PAGE

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1.   PRELIMINARY STATEMENT..........................................................................1

2.   GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS.....................................................2
         2.1    Guaranteed Obligations..............................................................2
         2.2    Performance Under the Guaranteed Agreements.........................................2
         2.3    Releases............................................................................3
         2.4    Waivers.............................................................................3
         2.5    Certain Waivers of Subrogation, Reimbursement and Indemnity.........................6
         2.6    Invalid Payments................................................................... 6
         2.7    Marshaling..........................................................................6
         2.8    Subordination...................................................................... 6
         2.9    Setoff, Counterclaim or Other Deductions............................................7
         2.10   Election by Guarantor to Perform Obligations........................................7
         2.11   No Election of Remedies by Noteholders..............................................7
         2.12   Separate Action, Other Enforcement Rights ..........................................7
         2.13   Noteholder Setoff...................................................................8
         2.14   Delay or Omission; No Waiver........................................................8
         2.15   Restoration of Rights and Remedies..................................................8
         2.16   Cumulative Remedies................................................................ 8
         2.17   Maintenance of Office...............................................................8
         2.18   Further Assurances..................................................................8

3.   INTERPRETATION OF THIS GUARANTY................................................................9
         3.1    Terms Defined...................................................................... 9
         3.2    Section Headings and Construction..................................................15

4.   WARRANTIES AND REPRESENTATION.................................................................15
         4.1    Condition of the Issuer............................................................15
         4.2    Organization.......................................................................15
         4.3    Financial Statements...............................................................16
         4.4    Actions Pending....................................................................16
         4.5    Outstanding Debt...................................................................16
         4.6    Title to Properties................................................................16
         4.7    Taxes..............................................................................16
         4.8    Conflicting Agreements and Other Matters...........................................16
         4.9    Regulation G, etc..................................................................17
         4.10   ERISA..............................................................................17
         4.11   Compliance With Law................................................................17
         4.12   Governmental Consent...............................................................18
         4.13   Disclosure.........................................................................18
         4.14   Certain Laws.......................................................................18

5.   COVENANTS.....................................................................................19
         5.1    Information........................................................................19
         5.2    Payment of Obligations.............................................................21
         5.3    Maintenance of Property; Insurance.................................................21
         5.4    Conduct of Business and Maintenance of Existence...................................21
         5.5    Compliance with Laws...............................................................22
         5.6    Inspection of Property, Books and Records..........................................22
         5.7    Restriction on Debt of Subsidiaries................................................22
         5.8    Restriction on Sales with Leases Back..............................................22
         5.9    Restriction on Liens...............................................................23
         5.10   Leverage Ratio.....................................................................25
         5.11   Fixed Charge Coverage..............................................................25
         5.12   Limitation on Minority Investments.................................................25
         5.13   Consolidations, Mergers and Sales of Assets........................................25
         5.14   Master Lease.......................................................................25
         5.15   Retirement of Notes................................................................25

6.   MISCELLANEOUS.................................................................................26
         6.1    Expenses...........................................................................26
         6.2    Amendment..........................................................................26
         6.3    Survival of Representations and Warranties.........................................26
         6.4    Successors and Assigns.............................................................27
         6.5    Communications.....................................................................27
         6.6    Descriptive Headings, etc..........................................................28
         6.7    Satisfaction Requirement...........................................................28
         6.8    Partial Invalidity.................................................................28
         6.9    Governing Law......................................................................28
         6.10   Effective Date.....................................................................28
         6.11   Benefits of Guaranty Restricted to Noteholders.....................................28
         6.12   Consent to Jurisdiction: Appointment of Agent......................................28
         6.13   Survival...........................................................................29
         6.14   Entire Agreement...................................................................29
         6.15   Duplicate Originals, Execution in Counterpart......................................29

Annex 1    -    Address of Guarantor

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                                  GUARANTY

         THIS GUARANTY, dated as of September 30,1996 (as amended or restated from time to time, this "Guaranty"), by RITE AID CORPORATION, a Delaware corporation (together with its successors and assigns, the "Guarantor"), in favor of each of the Noteholders (as such term is hereinafter defined).

1.       PRELIMINARY STATEMENT.

         1.1 Certain operating subsidiaries of the Guarantor (the "Operating Subsidiaries') entered into certain Bills of Sale and Purchase and Sale Agreements, all dated February 29, 1996 (such Bills of Sale and Purchase and Sale Agreement being collectively referred to here-in as the "Sales Agreements"), with Realty Leasing Consultants, Inc., a Delaware corporation ("RLC"), pursuant to which the Operating Subsidiaries transferred, assigned and sold to RLC all of their right, title and interest in and to various improvements located in approximately two thousand one hundred (2, 100) retail stores operated by the Operating Subsidiaries (the "Improvements'), and, in payment therefor, RLC delivered certain promissory notes (the "RLC Notes") to an agent for the Operating Subsidiaries.

         1.2 RLC entered into the RLC/RA Master Lease Agreement, dated February 29, 1996 (as amended from time to time, the "Master Lease"), with Rite Aid of Florida, Inc., a Subsidiary of the Guarantor and a Florida corporation ('Rite Aid Florida"), pursuant to which RLC leased the Improvements to Rite Aid Florida. T:Zite Aid Florida has entered into subleases (the "Subleases') with the Operating Subsidiaries pursuant to which Rite Aid Florida subleases the Improvements to the Operating Subsidiaries.

         1.3 In connection with the foregoing, the Guarantor issued the RLC/RA Guarantee Agreement, dated as of February 29, 1996, in favor of RLC and its successors and assigns, pursuant to which the Guarantor, among other things, guaranteed the obligations of the Operating Subsidiaries under the Sales Agreements and the Subleases and the obligations of Rite Aid Florida under the Master Lease.

         1.4 RLC is entering into the Rent Purchase Agreement, dated as of September 30, 1996 (the "Rent Purchase Agreement), with Finco, Inc., a Delaware corporation (together with its successors and assigns, the "Issuer"), pursuant to which RLC is transferring, assigning and selling to the Issuer all of its right, We and interest -in and to rental payments (the "Rental Payments') owed by Rite Aid Florida under, together with certain related rights under, the Master Lease in respect of the period commencing on March 1, 1997 and concluding on (and including) February 28, 2002. RLC will use the proceeds of such transaction to pay, in part, its obligations under the RLC Notes.

         1.5 To finance such purchase of Rental Payments under the Rent Purchase Agreement, the Issuer has authorized the issuance of its 7.30% Senior Secured Notes due February 28, 2002 (as may be amended or restated from time to time, the "Notes"), in the aggregate principal amount of Seventy-Nine Million Five Hundred Sixty Thousand Nine Hundred Eight and 91/100 Dollars ($79,560,908.91), pursuant to the Note Agreement (as may be amended or restated from time to time, the "Note Agreement'), dated as of September 30, 1996, entered into among the Issuer and each of the purchasers named on Annex 1 thereto (the "Purchasers").

         1.6 The Guarantor is issuing this Guaranty to induce the Purchasers to purchase the Notes so that the Issuer will have funds available to pay RLC for the Rental Payments and RLC, in turn, will have funds available to pay:, in part, its obligations under the RLC Notes.

         1.7 All acts and proceedings required by law and by the certificate of incorporation and bylaws of the Guarantor necessary to constitute this Guaranty a valid and binding agreement for the uses and purposes set forth herein in accordance with its terms have been done and taken, and the execution and delivery hereof has been in all respects duly authorized.

2.   GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS

         2.1    Guaranteed Obligations.

         The Guarantor, in consideration of the execution and delivery of the Note Agreement and the purchase of the Notes by the Purchasers, hereby irrevocably, unconditionally, and absolutely guarantees, on a continuing basis, to each Noteholder, as and for the Guarantor's own debt, until final and indefeasible payment has been made:

           (a) the due and punctual payment by the Issuer of the principal of, and accrued interest and the Yield-Maintenance Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other indebtedness owing, by the Issuer under the Notes and the Note Agreement (the "Guaranteed Agreements"), in each case when and -as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment (by means of a put to the Issuer or otherwise), by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof, it being the intent of the Guarantor that the guaranty set forth herein shall be a continuing guaranty of payment and not a guaranty of collection; and

           (b) the punctual and faithful performance, keeping, observance, and fulfillment by the Issuer of all duties. agreements, covenants and obligations of the Issuer contained' in the Guaranteed Agreements.

All of the obligations set forth in subsection (a) and subsection (b) of this Section 0 are referred to herein as the "Guaranteed Obligations" and the guaranty thereof contained herein is referred to herein as the "Unconditional Guaranty". This Unconditional Guaranty is a primary, original and immediate obligation of the Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and shall remain in full force and effect until the full, final and indefeasible payment of the Guaranteed Obligations.

         2.2    Performance Under the Guaranteed Agreements.

         In the event the Issuer fails to pay, perform, keep, observe, or fulfill any Guaranteed Obligation in the manner provided in the Guaranteed Agreements, the Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Guaranteed Agreements- In furtherance of the foregoing, if an Event of Default shall exist, all of the Guaranteed Obligations shall, in the manner and subject to the limitations provided in the Note Agreement for the acceleration of the Notes, forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

         2.3    Releases.

         The Guarantor consents and agrees that, without any notice whatsoever to or by the Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of the Guarantor hereunder, each Noteholder, by action or inaction, may:

           (a) compromise or settle, renew or extend the period of duration or the time for the payment of the obligations under, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to. any one or more of the Financing Documents, or any other guaranty, agreement or instrument related thereto;

           (b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

           (c) grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Issuer or any other guarantor in respect of any one or more of the Financing Documents, or any other guaranty, agreement or instrument related thereto;

           (d) amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Financing Documents, or any other guaranty. agreement or instrument related thereto;

           (e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not; and

           (f) sell, exchange, release, surrender or enforce, by action or inaction, any Property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Issuer, the Guarantor or another guarantor of the Issuer's obligations under the Financing Documents, or any other guaranty, agreement or instrument related thereto.

         2.4    Waivers.

         To the fullest extent permitted by law, the Guarantor does hereby waive:

         (a)    any notice of

                (i)   acceptance of this Unconditional Guaranty;

                (ii) the issuance and any purchase of the Notes under the Note Agreement or the creation, existence or acquisition of any of the Guaranteed Obligations, or the amount of the Guaranteed Obligations, subject to the Guarantor's right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations owing to such Noteholder at any reasonable time, provided that the Guarantor will took solely to the Security Agent for the determination of the identities of the Noteholders;

                (iii) any transfer of Notes from one holder to another;

                (iv) any adverse change in the financial condition of the Issuer and the Subsidiaries or any other fact that might increase, expand or affect the Guarantor's risk hereunder;

                (v) presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

                (vi)  any Default or Event of Default; and

                (vii) any kind or nature whatsoever to which the Guarantor might otherwise be entitled (other than those specifically required to be given to the Guarantor pursuant to the terms of this Guaranty);

         (b) the right by statute or otherwise to require any Noteholder to institute suit against the Issuer or any other guarantor or to exhaust the rights and remedies of any Noteholder against the Issuer or any other guarantor;

         (c) the benefit of any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale of Property of the Guarantor made under any judgment, order or decree based on this Guaranty, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, such law;

         (d) any defense or objection to the absolute, primary. continuing nature, or the validity, enforceability or amount, of this Unconditional Guaranty, including, without limitation, any defense based on (and the primary, continuing nature. and the validity, enforceability and amount, of this Unconditional Guaranty shall be unaffected by) any of the following:

                (i)   any change in future conditions;

                (ii)   any change of law;

                (iii) any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Financing Documents, or any agreement or instrument related thereto) by the Issuer or any other Person;

                (iv) the execution and delivery of any agreement at any time hereafter (including, without limitation, the Financing Documents, or any agreement or instrument related thereto) by the Issuer or any other Person;

                (v) the genuineness, validity, regularly or enforceability of any of the Guaranteed Obligations;
                (vi) any default, failure or delay, willful or otherwise, in the performance of any obligations by the Issuer or the Guarantor;

                (vii) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of the Issuer, the Guarantor or any Subsidiary of the Guarantor, or sequestration or seizure of any Property of the Issuer, the Guarantor or any Subsidiary of the Guarantor, or any merger, consolidation, reorganization, dissolution, liquidation or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Issuer, the Guarantor or any Subsidiary of the Guarantor;

                (viii) any disability or other defense of the Issuer or the Guarantor to payment and performance of all Guaranteed Obligations (including, without limitation, any defense based on or otherwise relating to Rite Aid Florida having made or continuing to make payments under the Master Lease) other than the defenses that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid to the Noteholders or that the Notes have been indefeasibly acquired by the Guarantor in compliance with the provisions of the Put Agreement;

                (ix) the cessation from any cause whatsoever of the liability of the Issuer or the Guarantor in respect of the Guaranteed Obligations;

                (x) impossibility or illegality of performance on the part of the Issuer or the Guarantor under the Financing Documents;

                (xi) any change of the circumstances of the Issuer, the Guarantor or any other Person, whether or not foreseen or foreseeable, whether or not imputable to the Issuer or the Guarantor, including, without limitation, impossibility of performance through fire, explosion, accident labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, economic or political conditions, or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Issuer or the Guarantor and whether or not of the kind hereinbefore specified;

                (xii) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges, Liens or encumbrances of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Financing Documents, or any agreement or instrument related thereto so that such sums would be rendered inadequate or would be unavailable to make the payment as herein provided;

                (xiii) any change in the ownership of the equity securities of the Issuer, the Guarantor or any other Person liable in respect of the Notes; or

                (xiv) any other action, happening, event or reason whatsoever that shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Issuer or the Guarantor of any of its obligations under the Financing Documents.

         2.5    Certain Waivers of Subrogation, Reimbursement and Indemnity.

         The Guarantor shall not assert any claim for subrogation, reimbursement, or indemnity whatsoever in respect of the Guaranteed Obligations, and no right of recourse to or with respect to any assets or Property of the Issuer until such time as the Guaranteed Obligations shall have been indefeasibly paid in full to the Noteholders. Until such time as such payment shall have been made, all such rights to subrogation, reimbursement and indemnity shall be subordinated to the rights of the Noteholders hereunder and under the Guaranteed Agreements.

         2.6    Invalid Payments.

         To the extent the Issuer makes a payment or payments to any Noteholder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required. for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver or any other party or officer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, state or federal law, or any common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantor shall be primarily liable for such obligation.

         2.7    Marshaling.

         Neither any Noteholder nor any Person acting for the benefit of any Noteholder shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations.

         2.8    Subordination.

         In the event that, for any reason whatsoever, the issuer or a Person obligated in respect of the Guaranteed Obligations pursuant to another Guaranty, is now or hereafter becomes indebted to the Guarantor in any manner (such -indebtedness referred to as an "Affiliate Obligation"), the amount of such Affiliate Obligation. interest thereon, and all other amounts due with respect thereto, shall, at all times during the existence of a Default or an Event of Default, be subordinate as to time of payment and in all other respects to all the Guaranteed Obligations, and the Guarantor shall not be entitled to enforce or receive payment thereof until all sums then due and owing to the Noteholders in respect of the Guaranteed Obligations shall have been paid in full, except that the Guarantor may enforce (and shall enforce, at the request of the Required Holders, and at the Guarantor's expense) any obligations in respect of any such Affiliate Obligation owing to the Guarantor from the Issuer or such indebted Person so long as all proceeds in respect of any recovery from such enforcement shall be held by the Guarantor in trust for the benefit of the Noteholders, to be paid thereto as promptly as reasonably possible. If any other payment, other than pursuant to the immediately preceding sentence, shall have been made to the Guarantor by the Issuer or such indebted Person on any such Affiliate Obligation during any time that a Default or an Event of Default exists and there are Guaranteed Obligations outstanding, the Guarantor shall hold in trust all such payments for the benefit of the Noteholders, to be paid thereto as promptly as reasonably possible.

         2.9    Setoff, Counterclaim or Other Deductions.

         Except as otherwise required by law, each payment by the Guarantor shall be made without setoff, counterclaim or other deduction.

         2.10   Election by Guarantor to Perform Obligations.

         Any election by the Guarantor to pay or otherwise perform any of the obligations of the Issuer under the Guaranteed Agreements, or any agreement or instrument related thereto, shall not release the Issuer, the Guarantor or any other guarantor from such obligations or any of such Person's other obligations under the Guaranteed Agreements, or any agreement or instrument related thereto, except to the extent actually performed by the Guarantor.

         2.11   No Election of Remedies by Noteholders.

         Each Noteholder shall, individually or collectively, have the right to seek recourse a0inst the Guarantor to the fullest extent provided for herein for the Guarantors obligations under this Guaranty in respect of the Guaranteed Obligations. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such Noteholders right to proceed in any other form of action or proceeding or against other parties unless such Noteholder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any Noteholder against the Issuer or the Guarantor under any document or instrument evidencing obligations of the Issuer or the Guarantor to such Noteholder shall serve to diminish the liability of the Guarantor under this Guaranty. except to the extent that such Noteholder finally and unconditionally shall have realized payment of the Guaranteed Obligations.

         2.12   Separate Action; Other Enforcement Rights.

         Each of the rights and remedies granted under this Guaranty to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice by such Noteholder to, or the consent of or any other action by, any other Noteholder. Each Noteholder may proceed to protect and enforce this Unconditional Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

         2.13   Noteholder Setoff.

         Each Noteholder shall have, to the fullest extent permitted by law and this Guaranty, a right of set-off against any and all credits and any and all other Property of the Guarantor, now or at any time whatsoever, with or in the possession of, such Noteholder, or anyone acting for such Noteholder, to ensure the full performance of any and all obligations of the Guarantor hereunder.

         2.14   Delay or Omission; No Waiver.

         No course of dealing an the part of any Noteholder and no delay or failure on the part of any such Person to exercise any right hereunder shall impair such right or operate as a waiver of such right or otherwise prejudice such Person's rights, powers and remedies hereunder. Every right and remedy given by this Unconditional Guaranty or by law to any Noteholder may be exercised from time to time as often as may be deemed expedient by such Person.

         2.15   Restoration of Rights and Remedies.

         If any Noteholder shall have instituted any proceeding to enforce any right or remedy under this Unconditional Guaranty or under any Note held by such Noteholder, and such proceeding shall have been dismissed, discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder, the Issuer and the Guarantor shall, except as may be limited or affected by the doctrine of res judicata, as applied to any such proceeding, be restored severally and respectively to its respective former positions hereunder and thereunder, and thereafter, subject as aforesaid, the rights and remedies of such Noteholders shall continue as though no such proceeding had been instituted.

         2.16   Cumulative Remedies,

         No remedy under this Guaranty or any of the Guaranteed Agreements is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Guaranty or the Guaranteed Agreements.

         2.17   Maintenance of Offices.

         The Guarantor will maintain an office at its address referred to in Section 6.5 where notices, presentations and demands in respect of this Guaranty may be made upon it, Such office will be maintained at such address until such time as the Guarantor shall notify the Noteholders of any change of location of such office.

         2.18   Further Assurances.

         The Guarantor will cooperate with the Noteholders and execute such further instruments and documents as the Required Holders shall reasonably request to carry out, to the reasonable satisfaction of the Required Holders, the transactions contemplated by this Guaranty and the Guaranteed Agreements and the documents and instruments related thereto.

3.   INTERPRETATION OF THIS GUARANTY

         3.1    Terns Defined.

         As used in this Guaranty, the capitalized terms have the meaning specified below, set forth in the document or set forth in the section of this Guaranty referred to immediately following such term (such definitions, unless otherwise expressly provided, to be equally applicable to both the singular and plural forms of the terms defined):

         Affiliate Obligation - has the meaning assigned to such term in
Section 2.8 hereof.

         Attributable Debt - means, as to any particular Sale and Leaseback Transaction under which the Guarantor or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined

                (a) in the case of any such transaction involving a Capital Lease, the amount on such date of the Capital Lease Obligation thereunder, or

                (b) in the case of any other Sale and Leaseback Transaction, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of fourteen percent (14%) per annum. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes. assessments, utilities, operating and labor costs and similar charges.

         Benefit Arrangement - means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         Capital Lease - means any lease of Property which, in accordance with generally accepted accounting principles, should be capitalized on the lessees balance sheet; and "Capital Lease Obligation" means the amount of the liability so capitalized in respect of a Capital Lease.

         Commitments - has the meaning assigned to such term in the Credit Agreement as in effect on the date hereof.

         Consolidated Debt - means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

         Consolidated EBIT - means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of

         (a) Consolidated Interest Charges and

         (b) provision for income taxes.

         Consolidated Interest Charges - means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Guarantor and Its Consolidated Subsidiaries during such period.

         Consolidated Net Income - means, for any period, the net income (or loss) of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

         Consolidated Net Tangible Assets - means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Guarantor and its Consolidated
Subsidiaries after deducting therefrom

           (a) all liabilities and liability items, including amounts in respect of obligations or guarantees of obligations under leases, which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

           (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which - in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

         Consolidated Net Worth -- means at any date the consolidated stockholders' equity of the Guarantor and -its Consolidated Subsidiaries determined as of such date.

         Consolidated Rent - means, for any period, the consolidated rental expense of the Guarantor and its Consolidated Subsidiaries for such period.

         Consolidated Subsidiary - means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.

         Credit Agreement - means the Credit Agreement, dated as of July 19, 1996 and as may be amended from time to time, among the Guarantor, the banks from time to time party thereto, and Morgan Guaranty Trust Company of New York, as Agent.

         Debt - of any Person means at any date, without duplication,

           (a)  all obligations of such Person for borrowed money,

           (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

           (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable arising in the ordinary course of business,

           (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,

           (e) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person. and

           (f) all Debt of others Guaranteed by such Person.

         Default - has the meaning assigned to such term in the Note
Agreement.

         Environmental Laws - means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground Water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         ERISA - means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         ERISA Group - means the Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         Event of Default - has the meaning assigned to such term in the Note Agreement.

         Financing Documents - has the meaning assigned to such term in the Note Agreement.

         Fixed Charge Coverage Ratio - means at any date, the ratio of

           (a)  Consolidated EBIT plus Consolidated Rent to

           (b)  Consolidated interest Charges plus Consolidated Rent,

in each case for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

         Funded Debt - means any Debt maturing more than one year after the date of determination thereof and any Debt regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Debt, which would, in accordance with generally accepted accounting practice, be classified as funded debt but shall not include

           (a) any Debt for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating such indebtedness) in the necessary amount shall have been deposited in trust with a trustee or proper depository either at or before the maturity or redemption date thereof, or

           (b) guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising in the ordinary course of business, out of instalment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers of merchandise, equipment or services or guarantees other than guarantees of indebtedness for borrowed money.

         Guarantee - by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         Guaranteed Agreements - has the meaning assigned to such term in
Section 2.1 hereof.

         Guaranteed Obligations - has the meaning assigned to such term in
Section 0 hereof.

         Guarantor- has the meaning assigned to such term in the first paragraph hereof.

         Guaranty, this - has the meaning assigned to such term in the first paragraph hereof-

         Improvements - has the meaning assigned to such term in Section
1.1 hereof.

         Internal Revenue Code - means the Internal Revenue Code of 1986, as amended, or any successor statute.

         Issuer - has the meaning assigned to such term in Section 1 -4 hereof-

         Investment - means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise. Any repurchase by the Guarantor of its own capital stock shall not constitute an Investment for purposes of this Guaranty.

         Lien - means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset- For the purposes of this Guaranty, the Guarantor or any Subsidiary shall be deemed to own Subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement Capital Lease or other title retention agreement relating to such asset.

         Master Lease - has the meaning assigned to such term in Section 11 hereof.

         Material Adverse Effect - means a material adverse effect on

           (a) the business, profits, Properties or condition (financial or otherwise) of the Guarantor and the Subsidiaries taken as a whole, or

           (b) the ability of the Guarantor to perform its obligations under this Guaranty or any Guaranteed Agreement to which it is a party.

         Multiemployer Plan - means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five (5) year period.

         Note Agreement - has the meaning assigned to such term in Section 1-5 hereof.

         Noteholder - means, at any time, each Person that is the holder of any Note at such time.

         Notes - has the meaning assigned to such term in Section 1.5 hereof.

         Operating Subsidiaries - has the meaning assigned to such term in
Section 1.1 hereof.

         Payment Assurance Agreement - means the Payment Assurance Agreement, dated as of February 29, 1996, made by the Guarantor and Rite Kid Florida in favor of Deutsche Bank AG, New York Branch.

         PBGC - means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of 'its functions under ERISA.

         Person - means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         Plan - means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Tale TV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either

           (a) is maintained, or contributed to, by any member of the ERISA Group or

           (b) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         Property - means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         Purchasers - has the meaning assigned to such term in Section 1.5 hereof.

         Put Agreement - means the Put Agreement, dated as of September 30, 1996, between the Guarantor and the Purchasers.

         Rent Purchase Agreement - has the meaning assigned to such term in
Section 1-4 hereof.

         Rental Payments - has the meaning assigned to such term in Section
1.4 hereof.

         Required Holders - has the meaning assigned to such term in the Note Agreement.

         Rite Aid Florida - has the meaning assigned to such term in
Section 1.2 hereof.

         RLC - has the meaning assigned to such term in Section 1.1 hereof.

         RLC Notes - has the meaning assigned to such term in Section 1.1 hereof

         Sale and Leaseback Transaction - has the meaning assigned to such term in Section 5.8 hereof.

         Sales Agreements - has the meaning assigned to such term in
Section 1. 1 hereof.

         Secured Debt - means indebtedness for borrowed money which is secured by a Lien on Property of the Guarantor or any Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other papers arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

         Security Agent - has the meaning assigned to such term in the Note Agreement.

         Significant Subsidiary - means at any time any Subsidiary or any group of Subsidiaries having consolidated assets, individually or in the aggregate, equal to or greater than eight percent (8%) of the consolidated assets of the Guarantor and its Consolidated Subsidiaries at such time. Subleases - has the meaning assigned to such term in Section 1.2 hereof

         Subsidiary - means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Guarantor.

         Temporary Cash Investment - means any Investment in

           (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof,

           (b) commercial paper rated at least A-1 by Standard & Poor's Ratings Group, a division of McGraw-Hill, inc., and P-1 by Moody's Investors Service, Inc.,

           (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least Five Hundred Million Dollars ($500,000,000) or

           (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above, provided in each case that such Investment matures within one (1) year from the date of acquisition thereof by the Guarantor or a Subsidiary.

         Total Capital - means, at any date, the sum of Consolidated Debt and Consolidated Not Worth, each determined as of such date.

         Unconditional Guaranty - has the meaning assigned to such term in
Section 2.1 hereof. United States - means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         Wholly-Owned Consolidated Subsidiary - means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Guarantor.

         Yield-Maintenance Amount - has the meaning assigned to such term in the Note Agreement.

         3.2    Section Headings and Construction.

                (a) Section Headings, etc. The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Guaranty as a whole and not to any particular Section or other subdivision.

                (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

4. WARRANTIES AND REPRESENTATIONS

         The Guarantor represents and warrants to each Purchaser, as of the date of effectiveness hereof, as follows"

         4.1 Condition of the Issuer. The Guarantor delivers this Guaranty based solely upon its own independent investigation of the financial condition of the Issuer and 'in no part upon any representation or statement of any one or more of the Noteholders with respect thereto. The Guarantor is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Issuer as the Guarantor may deem material to 'its obligations hereunder, and the Guarantor is not relying upon, nor expecting, any Noteholder to furnish it any information concerning the financial condition of the Issuer.

         4.2 Organization. The Guarantor is a corporation duly organized and existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and existing in good -standing under the laws of the jurisdiction in which it is incorporated, and the Guarantor has and each Subsidiary has the corporate power to own its respective Property and to carry on its respective,business as now being conducted.

         4.3 Financial Statements. The Guarantor has furnished each Purchaser with a copy of its annual report to shareholders, and its form 10-K, in each case, for its fiscal year ended March 2, 1996, and a copy of its form 10-Q for its fiscal quarter ended June 1, 1996. such financial statements (including any related schedules and notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and yearend adjustments), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved -and show all liabilities, direct and contingent, of the Guarantor and the Consolidated Subsidiaries required to be shown in accordance with such principles. The balance sheets tirly present the condition of the Guarantor and the Consolidated Subsidiaries as at the dates thereof, and the consolidated statements Of operations, changes in shareholders' equity, income and cash flows fairly present the results of the operations of the Guarantor and the Consolidated Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operatons (financial or otherwise) of the Guarantor and the Subsidiaries taken as a whole since March 1, 1996-

         4.4 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of the Subsidiaries, or, any properties or rights of the Guarantor or any of the Subsidiaries, by or before any court, arbitrator or administrative or governmental body that could reasonably be expected to have a Material Adverse Effect.

         4.5 Outstanding Debt. Neither the Guarantor nor any of the Subsidiaries has outstanding any Debt except as set forth in its form 10-Q for its fiscal quarter ended June 1, 1996 and except for Debt outstanding under the Credit Agreement.

         4.6 Title to Properties. Each of the Guarantor and the Subsidiaries has good and indefeasible title to its respective real properties (other than properties that it leases) and good title to all of its other respective Properties, including the Properties reflected in the most recent balance sheet referred to in Section 4-3 hereof (other than Properties disposed of in the ordinary course of business), subject to no Lion of any kind except Liens permitted by Section 5.9 hereof. All leases necessary In any material respect for the conduct of the respecfive businesses of the Guarantor and the Subsidiaries are valid and subsisting and are in full force and effect.

         4.7 Taxes. Each of the Guarantor and the Subsidia(les has filed all Federal, State and other income tax returns that, to the best knowledge of the officers of the Guarantor, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being cor-dested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting pdnciples.

         4.8    Conflicting Agreements and Other Maffers.

           (a) Restrictive Agreements. Neither the Guarantor nor any of the Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

           (b) Conffictfng Agreements. Neither the execution nor delivery hereof or any of the Financing Documents to which the Guarantor or any Subsidiary is a party, nor fulfillment of nor compliance with the terms and provisions hereof and of any such Financing Document, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Properties of the Guarantor or any of the Subsidiades pursuant to, the charter or bylaws of the Guarantor or any of the Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Guarantor or any of the Subsidiaries is subject.

           (c) Limitations on Debt. Except as set forth in the Credit Agreement, the Payment Assurance Agreement, and the Indenture, dated May, 1993, pursuant to which the Guarantor issued its 6.78% senior debentures due 2013, neither the Guarantor nor any of the Subsidiaries is a party to, or otherwise subject to any pirovision contained in, any instniment evidencing indebtedness of the Guarantor or such Subsidiary, any agreement" relating hereto or any other contract or agreement (including its charter) that limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Guanantor.

         4.9 Regulation G, etc. Neither the Guarantor nor any Subsidiary owns or has any present intention of acquiring any "margin stock"as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System C'Margin Stock")- Neither the Guarantor nor any agent acting on its behalf has taken any action that might cause this Guaranty, the Notes or any other IFinancing Document to Violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in affect.

         4.10 ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Intemal Revenue Code), whether or not waived, exists with respect to any Plan- No liability to the PBGG has been or is expected by the Guarantor to be incurred with respect to any Plan by the Guarantor or any of the Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Neither the Guarantor nor any of the Subsidiades has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that could reasonably be expected to have Material Adverse Effect. The execution and delivery hereof and of the Financing Documents will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the internal Revenue. Code. The representation by the Guarantor in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 8 of the Note Agreement as to the source of the funds to be used to pay the purchase price of the Notes to be purchased each such Purchaser.

         4.11   Compliance with Law.

           (a) Compliance. Each of the Guarantor and the Subsidiaries is in compliance with all applicable laws (including, without limitation, all Environmental Laws) in effect in each jurisdiction where it is presently doing business and in which the failure so to comply could reasonably be expected to have a Material Adverse Effect.

           (b) Liability. Neither the Guarantor nor any of the Subsidiaries is subject to any liability under any Environmental Laws that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.12 Governmental Consent. Neither the nature of the Guarantor or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Guarantor or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes, is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body in connection with the execution and delivery hereof or fulfillment of or compliance with the terms and provisions hereof.

         4.13 Disclosure. Neither this Guaranty nor any other document, certificate or statement furnished to you by or an behalf of the Guarantor in connection herewith or any Financing Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and in such documents, certificates and statements not misleading. There is no fact peculiar to the Guarantor or any of the Subsidiaries that could reasonably be expected to have a Material Adverse Effect or in the future may (so far as the Guarantor can now foresee) have a Material Adverse Effect and that has not been set forth herein or in the other documents, certificates and statements furnished to you by or on behalf of the Guarantor prior to the date hereof in connection with the transaofiom contemplated hereby or by the Financing Documents.

         4.14   Certain Laws.

           (a) Investment Company Act. The Guarantor is not, and is not directly or indirectly controlled by, or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

           (b)  Absence of Foreign or Enemy Status.  The Guarantor is not

                (i) an "enemy" or an "ally of enemy' within the meaning of
         Section 2 of the Trading with the Enemy Act, as amended, or any executive orders or regulations issued or promulgated pursuant thereto, or

                (ii) a "national" of any "designated enemy country" as such terms are defined in Executive Order No. 9095, as amended, of the President of the United States of America.

         (c) Holding Company Status. The Guarantor is not a "holding company" or an "affiliata" of a "holding company," or a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.   COVENANTS

         5.1 Information.

         So long as any of the Guaranteed Obligations remain outstanding, the Guarantor will deliver to each Noteholder-

         (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing-,

         (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantors previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer of the Guarantor

         (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above. a certificate of the chief financial officer or the chief accounting officer of the Guarantor

         (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Sections 5.7 to 5.12, inclusive, on the date of such financial statements and

         (ii) stating whether any Default exists on the date of Such certificate and, if any Default then e)Cists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto,

         (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements

         (i) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and

         (ii) confirming the calculations set forth in the officees certificate delivered simultaneously therewith pursuant to clause (G) above,

         (e) within five (5) days after any officer of the Guarantor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take wfth respect thereto;

         (f) promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of statements, reports and proxy statements so mailed;

         (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form " or its equivalent) and reports on Forms 10- K. 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the Securities and Exchange Commission;

         (h) if and when any member of the ERISA Group

         (i) gives or is required to give notice to the PBGC of any "reportable evenf' (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event a copy of the notice of such reportable event given or required to be given to the PBGC;

         (ii) receives notice of complete or partial 'Withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

         (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan a copy of such notice,

         (iv) applies for a waiver of the minimum funding standard under
     Section 412 of the Internal Revenue Code, a copy ofsuch application,

         (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC,

         (vi) gives notice of withdrawal from, any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

         (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or any Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth details as to such occurrence and the action, if any, which the Guarantor or applicable member of the ERISA Group is required or proposes to take; and

         (i) from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries as any Noteholder may reasonably request.

         5.2 Payment of Obligations.

         The Guarantor will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable,

           (a) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons prior to the time such claims or demands give rise to a Lien upon any of its Property or assets, and

           (b) all material taxes, assessments and governmental charges or levies upon it or its Property or assets,

except where any of the items in clause (a) or (b) above may be contested in good faith by appropriate proceedings, and the Guarantor or such Subsidiary, as the case may be, shall have set aside on its books. in 00oordance with generally accepted accounting principles, appropriate reserves, if any, for the accrual of any such items.

         5.3    Maintenance of Property; Insurance,

           (a) The Guarantor will keep, and will cause each Subsidiary to keep, all Property usefiA and necessary in its business in, good working order and condition, ordinary wear and tear excepted.

           (b) The Guarantor will, and VAII cause each of its Subsidiaries to, maintain (either in the name of the Guarantor or in such Subsidlary's own name) with financially sound and responsible in;surance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business: and will furnish to the Noteholders, upon request of any Noteholder, information presented in reasonable detail as to the insurance so carried.

         5.4    Conduct of Business and Maintenance of Existence.

         Except as otherwise permitted in this Guaranty, the Guarantor will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Guarantor and its Significant Subsidiaries, and will preserve, renew and keep in full fome and effect, and will cause each Significant Subsidiary (except where such Significant Subsidiary merges into the Guarantor or any other Subsidiary) to preserve, renew and keep in full force and affect. their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

         5.5    Compliance with Laws.

         The Guarantor will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations. and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessfty of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

         5.6    Inspection of Property,  Books and Records.

         The Guarantor will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Noteholder, at such Noteholder's expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable 'times and as often as may reasonably be desired.

         5.7    Restriction on Debt of Subsidiaries.

         The Guarantor will not permit any Subsidiary to create, issue, incur, assume, or in any other way become liable for any unsecured Debt unless immediately prior thereto the Guarantor would be entitled under subsection (d) of Section 5.9 to create Secured Debt not specifically permitted under Section 5.9 but for subsection (d) thereof in an amount equal to such Debt; provided that the foregoing restriction shall not prevent

           (a) any Subsidiary from becoming liable to the Guarantor or to a Wholly-Owned Consolidated Subsidiary for Debt or

           (b) the extension, renewal or refunding of any Debt of any Subsidiary so long as Consolidated Debt is not thereby increased.

         5.8    Restriction on Sales with Leases Back.

         Except for a sale or transfer by a Subsidiary to the Guarantor or a Wholly-Owned Consolidated Subsidiary, the Guarantor will not, and will not permit any Subsidiary to, sell or transfer any manufacturing plant, warehouse, retail store or equipment now or hereafter owned and operated by the Guarantor or a Subsidiary, with the intention that the Guarantor or any Subsidiary take back a lease thereof, except a lease for a period, including renewals, not exceeding twenty-four (24) months. by the end of which period it is intended that the use of such Property or equipment by the lessee will be discontinued (any such transaction being herein referred to as a "Sale and Leaseback Transaction'); provided that, notwithstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction N the Guarantor or a Subsidiary would be entitled under subsection (d) of Section 5.9 to create Secured Debt not spedfically permitted under Section 5.9 but for subsection (d) thereof in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction; provided further that, notwithstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction if entered into in respect of Property acquired by the Guarantor or a Subsidiary if such Sale and Leaseback Transaction is entered into within twenty-four (24) months from the date of such acquisition; and provided stfil further that, noWthstanding the foregoing, the Guarantor or any Subsidiary may enter into a Sale and Leaseback Transaction if the Guarantor, within one hundred twenty (120) days before or after the sale or transfer shall have been made by the Guarantor or by any Subsidiary, applied or applies an amount equal to the greater of

           (a) the net proceeds of the sale of the Property sold and leased back pursuant to such arrangement or

           (b) the fair market value of the Property so sold and leased back at the time of entering into such arrangement (as detennined by any two of the followng: the Chairman of the Board of the Guarantor, its Chief Executive Officer, 'its President, any Vice President of the Guarantor, its Treasurer and its Controller) to

                (i) the retirement of Secured Debt of the Guarantor other than at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision or

                (ii) reduction of the Commitments.

         5.9    Restriction on Liens.

         The Guarantor will not, and will not permit any Subsidiary to, create, issue, incur, assume or guar-antee any Secured Debt without making effective provision (and the Guarantor covenants that in such case R will make or cause to be made effecrive provision) whereby the Notes (and any other Debt of the Guarantor or such Subsidiary then entitled thereto) shall be secured by the same Uen equally and ratably with (or prior to) any and all other obligations and Debt thereby secured for so long as any such other obligations and Debt shall be so secured; provided that the foregoing covenant shall not apply to the following:

           (a) (i) Any Lien on any Property acquired or constructed by the Guarantor or a Subsidiary and created contemporaneously with, or within twenty-four (24) months after, such acquisition or the completion of such construction and commencement of full operation off such Property, whichever is later, to secure or provide for the payment of any part of the purchase or construction price of such Property, or

           (ii) the acquisition by the Guarantor or a Subsidiary of Property subject to any Lien upon such Property existing at the time of acquisition thereof, whether or not assumed by the Guarantor or such Subsidiary, or

           (iii) any conditional sales agreement or other title retention agreement with respect to any Property hereafter acquired; provided that the Lien does not spread to other Property except unimproved real Property previously owned upon which any new construction has taken place and subsequent additions to such acquired or constructed Property;

         (b) Any Lien created for the sole purpose of extending, renewing or refunding, in whole or part, any Lien permitted by this Section 5-9 or any Lien securing the Debt of the Guarantor or of any Subsidiary on the date of this Guaranty or of a corporation at the time such corporation becomes a Subsidiary, or any extension% renewals or refunding$ of any such Uen; provided that the principal amount, of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding Lien shall be limited to all or that part of the same Property which secured the Debt so extended, renewed or refunded;

         (c) Any Secured Debt of a Subsidiary owing to the Guarantor or a WhollyOwned Consolidated Subsidiary; and

         (d) Secured Debt of the Guarantor and its Subsidiaries which would otherwise be prohibited by the foregoing restrictions (not including Secured Debt permitted to be secured under subsections (a) through (c) above) so long as the sum of any such Secured Debt hereafter incurred and outstanding at the time plus Attributable Debt of the Guarantor and any Subsidiaries in respect of Sale and Leaseback Transaofionr, hereafter entered into and outstanding at the time (excluding Attributable Debt incurred in respect of any Sale and Leaseback Transaction

           (i) entered into in respect of Property acquired by the Guarantor or a Subsidiary not more than twenty-four (24) months prior to the date such Sale and Leaseback Transaction is entered into or

           (ii) if the Guarantor, within one hundred twenty (120) days before or after such Sale and Leaseback Transaction is entered into, applies an amount equal to the greater of

                (A) the net proceeds of the sale of the Property so sold and leased back or

                (B) the fair market value of such Property at the date such arrangement is entered into, the retirement of Secured Debt (other than at maturitY or pursuant to any mandatory payment provision) or to reduction of the Commitments) Plus unsecured Debt of any Subsidiary hereafter incurred and outstanding at the time (excluding unsecured Debt incurred through the extension, renewal or refunding of Debt of such Subsidiary where Consolidated Debt was not thereby increased and excluding any Debt owed to the Guarantor or a Wholly-Owned Consolidated Subsidiary) does not at the time exceed five percent (5%) of Consolidated Net Tangible Assets.

         5.10 Leverage Ratio.

         Consolidated Debt will at no time exceed sixty-five percent (65%) of Total Capital.

         5.11 Fixed Charge Coverage.

         The Fixed Charge Coverage Ratio will at no time be less than one hundred eight-five percent (185%).

         5.12   Limitation on Minority Investments.

         Neither the Guarantor nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:

           (a)  Investments in Consolidated Subsidiaries;

           (b)  Temporary Cash Investments; and

           (c) Any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (c) does not exceed fifteen percent (15%) of Consolidated Net Worth.

         5.13   Consolidations, Mergers and Sales of Assets.

         The Guarantor will not

         (a) consolidate or merge with or into any other Person or

         (b) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Guarantor and its Subsidiaries, taken as a Whole, to any other Person;

provided that the Guarantor may merge with another Person if

           (i)  the Guarantor is the corporation surviving such merger and

           (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing;

provided further that the Guarantor may sell, lease or otherwise transfer any retail store located within the state of North Carolina-

         5.14 Master Lease. The Guarantor agrees that it shall cause the Master Lease to be accounted for as a finance lease for financial reporting purposes.

         5.15 Retirement of Notes. Neither the Guarantor nor any of its Subsidiaries will prepay, retire, purchase or otherwise acquire in whole or in part any Notes, or any interest therein (whether by pledge, participating interest or otherwise), pdor to their stated final maturity except by prepayment pursuant hereto or pursuant to the Put Agreement-

6.  MISCELLANEOUS

         6.1 Expenses.

           (a) The Guarantor shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Noteholders in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect hereto or with respect to any of the Guaranteed Agreements (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

           (b) At any time when the Noteholders and either one or both of the Issuer and the Guarantor are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Guarantor shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees and the reasonable fees of professional advisors) incurred by the Noteholders in connection with the assessment analysis or enforcement of any rights or remedies that are or may be available to the Noteholders.

           (c) If the Guarantor shall fail to pay when due any principal of, or YieldMaintenance Amount or accrued interest on, any Note, the Guarantor shall pay to each holder of Notes, to the extent permitted by law, such amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys! fees, incurred by such holder in collecting any sums due on such Notes-

         6.2    Amendment

         This Guaranty may be amended only in a writing executed by the Guarantor and the Required Holders. Subject to the next succeeding sentence, the covenants set forth in Section 5.7 through 5.13, inclusive, hereof, and the definitions in defined terms used therein, shall be deemed to be automatically amended to be identical to the equivalent covenants and definitions in the Credit Agreement effective upon the effectiveness of any amendment thereto 'in the Credit Agreement. Any such deemed amendment shall automatically cease to be eftetive upon the termination of the Credit Agreement or any repayment of all or substantially all of the indebtedness outstanding thereunder, if such termination or repayment shall occur within one hundred eighty (180) days after the effectiveness of such deemed amendment. In addlition. any such deemed amendment shall not annul or othervAse have any effect on any acceleration of the Notes pursuant to paragraph 6 of the Note Agreement if such amendment shall become effective after such acceleration shall have occurred.

         6.3    Survival of Representations and Warranties.

         All representations and warranties contained herein or made in writing by the Guarantor in connection herewith shall survive the execution and delivery hereof.

         6.4    Successors and Assigns.

           (a) Whenever the Guarantor or any of the parties to the Financing Documents is referred to, such reference shall be deemed to include the successors and assigns of such party, and all the covenants. promises and agreements contained in this Guaranty by or on behalf of the Guarantor shall bind the successors and assigns of the Guarantor and shall inure to the benefit of each of the Noteholders from time to time whether so expressed or not and whether or not an assignment of the rights hereunder shall have been delivered in connection with any assignment or other transfer of Notes,

           (b) The Guarantor agrees to provide an executed copy of this Guaranty to any transferee of the Note by any Noteholder, provided that no additional obligations of the Guarantor shall thereby be created but rather that the existing obligations of the Guarantor shall be more particularly stated in respect of one or more future Noteholders that are the subject of this Guaranty,

         6.5    Communications.

           (a) Method; Address. All written communications provided for under this Guaranty shall be sent by registered or certified mail with return receipt requested or nationwide overnight delivery service (with charges prepaid) and

                (i) if to any Purchaser, addressed to such Purchaser at the address specified for such commurfications in the Purchasers' Schedule attached to the Note Agreement as Annex 1, or at such other address as any Purchaser shall have specified to the Guarantor in writing,

                (ii) if to any other Noteholder, addressed to such other Noteholder at such address as such other Noteho(der shall have specified to the Guarantor in writing or, if any such other Noteholder shall not have so specified an address to the Guarantor, then addressed to such other Noteholder in care of the last holder of such Note that shall have so specified an address to the Guarantor, and

                (iii) if to the Guarantor, addressed to it at the address set forth on Annex 1 hereto, or at such other address as the Guarantor shall have specified to each Noteholder in writing: provided that any such communication to the Guarantor may also, at the option of any Noteholder, be delivered by any other means either to the Guarantor at Its address specified In such Annex 1 or to any executive officer of the Guarantor.

         (b) When Given. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the teleropy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

         6.6 Descriptive Headings, etc. The descriptive headings of'the several Sections hereof are inserted for convenience only and do not constitute a part hereof. The words "herein," "hereof," "hereunder" and "heretd' refer to this Guaranty as a whole and not to any particular section or other subdivision.

         6.7 Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms hereof required to be satisfactory to each Noteholder, the Noteholders or to the Required Holders, the determination of such satisfaction shall be made by each such Noteholder, the Noteholders or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         6.8 Partial Invalidity.

         The unenforceability or invalidity of any provision or provisions hereof shall not render any other provision or provisions contained herein unenforceable or invalid.

         6.9 Governing Low.

         THIS GUARANTY SKALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         6.10 Effective Date.

         This Guaranty shall be effective as of the date hereof.

         6.11 Benefits of Guaranty Restricted to Noteholders.

         Nothing express or implied in this Guaranty ir, intended or shall be construed to give to any Person other then the Guarantor and the Noteholders any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision therein or herein contained; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Guarantor and the Noteholders.

         6.12 Consent to Jurisdiction; Appointment of Agent.

           (a) Consent to Jurisdiction. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE NOTES, OR ANY OTHER FINANCING DOCUMENT, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER, OR UNDER ANY GUARANTEED AGREEMENT, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE GUARANTOR OR ANY OF ITS PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A
     NOTE IN ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK, AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS GUARANTY. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SU13MITS TO THE NOWEXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND THE GUARANTOR IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE [IV PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION T14AT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY GUARANTEED AGREEMENT, BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILJTY OR RIGHT OF ANY HOLDER OF A NOTE TO OBTAIN JURISDICTION OVER THE GUARANTOR IN SUCH OTHER JURISDICTION AS MAY BE PERMITTED BY APPLICABLE LAW.

           (b) Agent for Service of Process. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY GUARANTEED AGREEMENT, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER THE GUARANTEED AGREEMENTS, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE GUARANTOR OR ANY OF ITS PROPERTY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OR RIGHT OF A14Y HOLDER OF A NOTE TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW.

         6.13   Survival.

         So long as the Guaranteed Obligations and all payment obligations of the Guarantor hereunder shall not have been fully and finally performed and indefeasibly paid, the obligations of the Guarantor hereunder shall survive the transfer and payment of any Note and the payment in full of -all the Notes.

         6.14   Entire Agreement

         This Guaranty constitutes the trial written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

         6.15 Duplicate Originals, Execution in Counterpait

         Two or more duplicate originals hereof may be signed by the parties, each of which shall be ari original but all of which together shall constitute one and the same instrument. This Guaranty may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

   [Remainder of page intentionally blank. Next page is signature page.]


         IN WITNESS WHEREOF, the Guarantor has caused thi8 Guaranty to be executed on its behalf by a duly authorized officer of the Guarantor.


                  RITE AID CORPORATION


                  By: _________________________________________
                      Name:
                      Title:


Accepted and Agreed,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


By:  _______________________________________
     Name:
     Title:


PRUCO LIFE INSURANCE COMPANY


By:  _____________________________________
     Name:
     Title: